SPIRIT AEROSYSTEMS HOLDINGS, INC.
SENIOR MANAGEMENT SEVERANCE PLAN
The Spirit AeroSystems Holdings, Inc. Senior Management Severance Plan is established as of the Effective Date. The purpose of the Plan is to provide severance benefits to eligible employees of the Company who incur certain terminations of employment as described herein. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). This Plan document also is the Summary Plan Description for the Plan.
SECTION 1.    DEFINITIONS. As hereinafter used:
1.1“Administrator” or “Plan Administrator” shall mean the Compensation Committee of the Board of Directors of the Company or a designee thereof.
1.2“Annual Compensation” shall mean a Participant’s annual regular base salary or annualized regular rate of compensation as in effect on the Participant’s Termination Date, excluding any bonus or other variable pay, commissions, overtime pay and fees payable to the Participant; provided, for Participants whose regular rate of compensation is calculated based on the number of hours worked each week, “annualized regular rate of compensation” shall be determined based on the Participant’s average hours worked per week over the preceding fifty-two (52) weeks, not to exceed forty (40) hours worked per week, multiplied by the Participant’s regular hourly rate of compensation multiplied by fifty-two (52).
1.3“Cause” shall have the meaning set forth in the Spirit AeroSystems Holdings, Inc. 2014 Amended and Restated Omnibus Incentive Plan, effective as of April 26, 2023, as may be amended from time to time.
1.4“Change in Control” shall have the meaning set forth in the Spirit AeroSystems Holdings, Inc. 2014 Amended and Restated Omnibus Incentive Plan, effective as of April 26, 2023, as may be amended from time to time.
1.5“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the underlying Treasury Department regulations.
1.6“Code” shall mean the Internal Revenue Code of 1986, as amended, and the underlying Treasury Department regulations.
1.7“Company” shall mean Spirit AeroSystems Holdings, Inc., a Delaware corporation, and, except as the context otherwise requires, its affiliates and wholly-owned subsidiaries and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.
1.8“Effective Date” shall mean July 30, 2024.
1.9“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the underlying Department of Labor regulations.

1.10“Good Reason” shall mean a termination of employment or service with the Company or an affiliate by the Participant within ninety (90) days after (i) a material diminution in such Participant’s base compensation, (ii) relocation of such Participant’s principal office to a location that is greater than fifty (50) miles from the location of such Participant’s principal office immediately before such relocation, (iii) any action or inaction with respect to the terms and conditions of the Participant’s service that constitutes a material breach by the Company or an affiliate of any written agreement between such Participant and the Company or (iv) only with respect to any “officer” of the Company as defined in Section 16 of the Securities Exchange Act of 1934, as amended, a material diminution in such Participant’s authority, duties or responsibilities or associated job title (each of clauses (i), (ii), (iii) and (iv), as applicable, a “Good Reason Event”), so long as, with respect to any Good Reason Event, the Participant has, within thirty (30) days after the occurrence of such Good Reason Event, notified the Company of the Participant’s intent to terminate as a result of such Good Reason Event and within thirty (30) days after receipt of that notice, the Company has not cured such Good Reason Event.
1.11“Participant” shall mean each full-time employee of the Company or a subsidiary of the Company that holds a position at the level of Director and above; provided, that the term “Participant” shall not include any employee who is party to any written employment agreement that provides for the same or greater severance payments and benefits than those provided herein, or an employee who is entitled to the same or greater severance payments and benefits than those provided herein as required by local law. If there is any question as to whether an employee is deemed a Participant for purposes of the Plan, the Chief Administration & Compliance Officer of the Company shall make the determination.
1.12“Plan” shall mean, collectively, this Spirit AeroSystems Holdings, Inc. Senior Management Severance Plan and Summary Plan Description, as set forth herein, as it may be amended from time to time.
1.13“Qualifying Termination” shall mean a termination of employment with the Company either (a) by the Company or an affiliate without Cause or (b) by the Participant for Good Reason.
1.14“Qualifying Termination Date” shall mean the date on which a Participant incurs a Qualifying Termination.
1.15“Separation Agreement and Release” shall mean the Separation Letter Agreement and Release substantially in the form attached hereto as Exhibit A.
1.16“Termination Date” shall mean the date on which a Participant’s employment with the Company terminates for any reason.
1.17“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law that requires advanced notice to employees in the event of a closing or layoff.
SECTION 2.    SEVERANCE BENEFITS.
2.1Separation Payments. Subject to the terms of the Plan, including Section 2.4, and Section 2.5 hereof, the Company or an affiliate thereof shall pay to each Participant who incurs a Qualifying Termination (i) an amount in cash equal to the Participant’s then current Annual Compensation and (ii) in lieu of monthly-subsidized COBRA or other welfare benefits, the Company or an affiliate thereof shall provide each Participant with an amount equal to the product of twelve (12) multiplied by an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue the group health and dental coverage in effect on the Qualified Termination Date for the Participant and the Participant’s eligible dependents (which amount shall be based on the COBRA premium for the month immediately prior to the month in which the Qualifying Termination Date occurred, which payments shall be made regardless of whether the Participant elects COBRA continuation coverage (such amounts, collectively, the “Separation Payment”). The Separation Payment shall be paid in the form of a lump sum cash payment as soon as administratively practicable following the effectiveness of the Separation Agreement and Release and, in any event, no later than sixty (60) days immediately following the Qualifying Termination Date. Furthermore, for any Participant who, due to non-U.S. local law considerations, is covered by a health plan that is not subject to COBRA, the Company may (in its discretion) instead provide cash or continued coverage in a manner intended to replicate the benefits of this Section 2 and to comply with applicable local law considerations.
2.2Accrued Compensation. The Company shall pay to each Participant who incurs a Qualifying Termination a lump sum payment in cash, as soon as practicable, but in any event before the earlier to occur of (x) the payment date required by applicable law and (y) thirty (30) days after the Termination Date, equal to the sum of: (i) the Participant’s accrued but unpaid base salary through the Termination Date; (ii) the Participant’s annual bonus earned for any completed fiscal year if such bonus has not been paid as of the Termination Date; (iii) the Participant’s accrued but unused paid time off through the Termination Date; and (iv) if applicable, reimbursement for reasonable and necessary expenses incurred by the Participant as provided by the Company’s policies from time to time.
2.3Other Compensation or Benefits Unaffected. Each Participant shall remain entitled to any payments or benefits to which the Participant otherwise would be entitled to under the terms and conditions of the Company’s tax-qualified retirement plans, non-qualified deferred compensation plans, equity- and equity-based plans and annual incentive plans, and nothing contained in the Plan is intended to waive or relinquish a Participant’s vested rights in such payments or benefits. Such rights may include, but are not limited to any Qualifying Termination or Change in Control related payments or benefits provided under the Spirit AeroSystems Holdings, Inc. 2014 Amended and Restated Omnibus Incentive Plan, the Long-Term Incentive Program and Short-Term Incentive Program established thereunder, and the Spirit AeroSystems Holdings, Inc. Perquisite Allowance Plan, as each such plan may be amended from time to time.
2.4Conditions. Unless otherwise required by law, no Participant who incurs a Qualifying Termination shall be eligible to receive any payments or other benefits under the Plan unless the Participant first executes and does not revoke the Separation Agreement and Release. A Participant must sign and return the Separation Agreement and Release no later than the date specified in that agreement. The Participant’s violation of any obligation within this Section 2.4 or Section 2.5 shall terminate the Company’s obligation to make payments in accordance with Section 2.1. For the avoidance of doubt, no provision of this Plan shall require (or be interpreted to require) payment of a benefit under the Plan if, at the time of a sale of the business or function of the Company in which the Participant is employed or provides services, whether by sale of assets, merger, reorganization, transfer of business to a client or other third party, disposition, or similar transaction, the Participant’s employment with the Company terminates as a result of such transaction; provided that the Participant (i) continues employment with Participant’s employer or the buyer or an affiliate of the buyer immediately after such transaction occurs, or (ii) is offered continued employment with Participant’s employer or the buyer or an affiliate of the buyer and the terms and conditions (including base compensation) of such employment do not otherwise constitute or give rise to Good Reason.

2.5Restrictive Covenants. Following a Participant’s Termination Date, such Participant shall continue to be subject to any confidentiality or other restrictive covenant to which the Participant is a party.
2.6WARN Act. If the Company has provided a Participant with advanced notice, pursuant to the WARN Act, of a separation from employment with the Company, and the Company releases the Participant from the performance of active duties between the date of such advanced notice and the Termination Date, then the Company may, in its sole discretion, reduce the sum of the Participant’s Plan benefits under Section 2.1 hereof by the amount of compensation paid by the Company from the first day of the Participant’s release from the performance of active duties through the Termination Date.
2.7Section 409A. It is intended that the Plan constitute a “separation pay plan,” as defined in Section 409A of the Code (“Section 409A”), and that each of the separately identified payments hereunder constitutes separate payments for purposes of Section 409A. Accordingly, to the maximum extent permitted, the payments under this Plan shall be interpreted and administered in a manner such that they do not constitute deferred compensation within the meaning of Section 409A. No Separation Payment shall be paid later than the last day of the second taxable year of the Participant following the taxable year of the Participant in which the Participant’s Severance occurs. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Participant shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Participant) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event may a Participant, directly or indirectly, designate the calendar year of a payment, and in the event the period for executing the Separation Agreement and Release overlaps two calendar years, severance benefits shall be paid in the second year to the extent required in order to avoid an accelerated or additional tax under Section 409A. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment; the Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
2.8Rehire. If prior to the end of a Participant’s Severance Period, he or she becomes re-employed with the Company (including affiliated entities), then any portion of the Separation Payment not yet paid as of such rehire shall be discontinued and forfeited.
2.9Parachute Payments. If applicable, any Separation Payment, transfer, payment, or benefit provided to a Participant under the Plan, either alone or together with other awards, transfers, payments, or benefits provided to the Participant by the Company or a subsidiary of the Company (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G) and will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments will be automatically reduced if and to the extent that a reduction in the Total Payments would result in the Participant retaining a larger amount than if the Participant received all of the Total Payments, in each case measured on an after-tax basis, taking into account federal, state, and local income taxes and, if applicable, the Excise Tax. The determination of any reduction in the Total Payments, including, but not limited to, the order in which and the extent to which each payment type included within Total Payments should be reduced, shall be made by the Compensation Committee of the Board of Directors on reliance upon such advice and analysis as the Compensation Committee of the Board of Directors may deem necessary or appropriate, such as the advice of the Company’s regular independent public accountants or another similar firm. Such determination may be made using reasonable, good-faith interpretations concerning the application of Code Sections 280G and 4999.
2.10Non-Duplication of Benefits. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Administrator will so construe and implement the terms of the Plan. In no event shall a Participant become entitled to a duplication of benefits under the Plan and any other employment agreement, severance plan or program of the Company or a subsidiary of the Company. If the Company or any affiliate is obligated by law or by contract to provide severance pay to a Participant, then the Participant may be required to waive, upon the Company’s request, any amounts payable pursuant to such legal or contractual obligation as a condition of receiving benefits under the Plan.
SECTION 3.    PLAN ADMINISTRATION.
3.1The Administrator shall have the exclusive right, power and authority, in the Administrator’s sole and absolute discretion, to administer and interpret the Plan and other Plan documents. The Administrator shall have all powers reasonably necessary to carry out the Administrator’s responsibilities under the Plan including, but not limited to, the sole and absolute discretionary authority to: (i) administer the Plan in accordance with its terms and to interpret Plan policies and procedures; (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Plan document and among and between the Plan document and other related documents; (iii) take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits, and benefit amounts; and (iv) process and approve or deny all claims for benefits. The decision of the Administrator on any disputed question arising under the Plan, including, but not limited to, questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan.
3.2For purposes of ERISA, the Plan Administrator shall be the “named fiduciary” with respect to the operation and administration of the Plan, which as provided in Section 1.1 is the Compensation Committee of the Board of Directors of the Company or a designee thereof. The Administrator may delegate any of the Administrator’s duties hereunder to such person or persons from time to time as it may designate. Any such delegation shall be in writing.
3.3The Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of the Administrator’s duties under the Plan. The functions of any such persons engaged by the Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
SECTION 4.    PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Administrator at any time; provided, however, that unless replaced with severance benefits that are more favorable to the Participant or unless the amendment would otherwise increase benefits, the Plan may not be amended or terminated during the period commencing on the date of a Change in Control and ending on the twelve (12) month anniversary of the date of the Change in Control.
SECTION 5.    GENERAL PROVISIONS.
5.1Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative, upon proof or establishment of same.
5.2If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.
5.3Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.
5.4If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
5.5This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company. If a Participant dies after severance benefits have become payable under Section 2 above, and while any amount would still be payable to such Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Participant’s estate.
5.6The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
5.7The Plan shall not be required to be funded. Regardless of whether the Plan is funded, no Participant shall have any right to, or interest in, any assets of any company which may be applied by the Company to the payment of benefits or other rights under this Plan.

5.8Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.
5.9This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.
5.10All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Administrator.
SECTION 6.    CLAIMS, INQUIRIES, APPEALS.
6.1Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing, as follows:
Spirit AeroSystems Holdings, Inc.
c/o Chief Administration & Compliance Officer
MS# K11-60, 3801 South Oliver
Wichita, Kansas 67210
The Administrator shall designate to one or more individuals or positions within the Company’s Human Resources function (the “Claims Reviewer”) responsibility for reviewing applications for benefits under the Plan and rendering decision on such claims.
6.2Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Claims Reviewer must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial shall be set forth in a manner designed to be understood by the applicant, and shall include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Claims Reviewer needs to complete the review and an explanation as to why such material or information is necessary, and an explanation of the Plan’s review procedure and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
This written notice shall be given to the employee within ninety (90) days after the Claims Reviewer receives the application, unless special circumstances require an extension of time, in which case, the Claims Reviewer has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension shall be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Claims Reviewer is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant shall then be permitted to appeal the denial in accordance with the review procedures described below.
6.3Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied (or deemed denied). The Administrator shall, upon request and free of charge, give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Spirit AeroSystems Holdings, Inc.
c/o Chief Administration & Compliance Officer
MS# K11-60, 3801 South Oliver
Wichita, Kansas 67210
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making the Administrator’s review.
6.4Decision on Review. The Administrator shall act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension shall be furnished to the applicant within the initial sixty (60)-day period. The Administrator shall give prompt, written notice of the Administrator’s decision to the applicant. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice shall outline, in a manner calculated to be understood by the applicant, the specific reason or reasons for the decision, the specific Plan provisions upon which the decision is based, a statement of the applicant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim for benefits, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed in this Section 6.4 the application shall be deemed denied on review.
6.5Rules and Procedures. The Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out the Administrator’s responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
6.6Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 6.1 above, (b) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 6.3 above and (d) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed by Section 6.4 above). In addition, no such legal action for benefits under the Plan may be brought later than one year following the date the claim for benefits is denied, or is deemed denied, in accordance with Section 6.4 above.
SECTION 7.    ERISA RIGHTS STATEMENT

7.1As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
■Examine, without charge, at the Administrator’s office and at other specified locations, all Plan documents, including the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
■Obtain, upon written request to the Administrator, copies of Plan documents, including the Plan and copies of the latest annual report (Form 5500 Series). The Administrator may require a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court shall decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
7.2The following additional details are provided to you for your information and possible use:

Name of Plan:	Spirit AeroSystems Holdings, Inc. Senior Management Severance Plan

Type of Plan:	Unfunded Welfare Plan (Severance Pay Arrangement)

Plan Year:	January 1 – December 31

Recordkeeping:	The Plan and its records are kept on a calendar year basis, January 1 – December 31.

Source of Contributions:	The Plan is unfunded and the Company pays for the cost of coverage.

Plan Sponsor:	Spirit AeroSystems Holdings, Inc. MS# K11-60, 3801 South Oliver Wichita, Kansas 67210

Plan Administrator:	Compensation Committee of the Board of Directors of Spirit AeroSystems Holdings, Inc. c/o Chief Administration & Compliance Officer MS# K11-60, 3801 South Oliver Wichita, Kansas 67210

Agent for Service of Legal Process:	Compensation Committee of the Board of Directors of Spirit AeroSystems Holdings, Inc. c/o Corporate Secretary MS# K11-60, 3801 South Oliver Wichita, Kansas 67210

Identification Numbers:	Company EIN: 20-2436320 Plan No.: 506

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